Exhibit 10.4

AMENDMENT NO. 4 DATED JANUARY 29, 2017

TO THE

IXIA OFFICER SEVERANCE PLAN, AS AMENDED

WHEREAS, Ixia (“Ixia” or the “Company”) previously adopted the Ixia Officer Severance Plan (the “Plan”) effective September 1, 2000, in order to provide severance benefits to certain officers of the Company; and

WHEREAS, the Company amended and restated the Plan effective January 1, 2009 (the “Restated Plan”), which Restated Plan was thereafter further amended and restated and continues in effect as a separate plan; and

WHEREAS, effective December 31, 2008, the Company amended the Plan as in effect prior to the effectiveness of the Restated Plan (as amended, the “Pre-2009 Plan”) to incorporate certain provisions for the benefit of eligible employees who either (i) elected to continue participation in the Pre-2009 Plan until January 8, 2010 and to participate in the Restated Plan thereafter; or (ii) elected to continue participation in the Pre-2009 Plan through and after January 8, 2010; and

WHEREAS, the Company reserved the right to further amend the Pre-2009 Plan pursuant to Section 9(g) thereof; and

WHEREAS, the Company desires to amend the Pre-2009 Plan, as amended by Amendment No. 2 thereto dated March 22, 2011 and Amendment No. 3 thereto dated December 21, 2012, to implement a “best net” provision with respect to certain severance benefits potentially payable to the Eligible Officer (as defined in the Pre-2009 Plan) who is currently participating in the Pre-2009 Plan;

NOW, THEREFORE, effective immediately, Section 4(g) of the Pre-2009 Plan, as amended, is amended to read in its entirety as follows:

“(g)        Section 280G and Best Net After-Tax. Notwithstanding anything herein to the contrary, to the extent that the severance benefits to be paid to an Eligible Officer exceed an amount equal to three times the Eligible Officer’s base compensation as determined pursuant to Code Section 280G (“Threshold 280G Compensation”) and triggers the Code Section 4999 excise tax or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), Ixia shall determine, reasonably and in good faith, whether a reduction in the severance benefits by the minimum amount necessary to ensure that they are less than the Threshold 280G Compensation would result in such Eligible Officer receiving greater after-tax severance benefits than he or she would receive if the full severance benefits were paid. In the event the net after-tax severance benefits payable after such reduction is greater than the full severance benefits without any such reduction, the amount of severance benefits shall be reduced to the minimum extent necessary to ensure that the severance benefits do not exceed the Threshold 280G Compensation. Any such reductions shall be made first from compensation which is not deferred compensation subject to regulation under Code Section 409A. In the event the net after-tax severance benefits payable after such reduction is less than the full severance benefits payable without any such reduction, the Eligible Officer shall be entitled to receive all such severance benefits and shall be solely liable for any and all Excise Tax related thereto. This Section 4(g) shall apply only with respect to a severance benefit which is a “parachute payment” within the meaning of Code Section 280G.”

IN WITNESS WHEREOF, Ixia, as the Company, has caused this instrument to be duly executed.

IXIA

Dated: January 29, 2017	By:	/s/ Bethany Mayer
Bethany Mayer
President and Chief Executive Officer